EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-20029-01, 333-70943, 333-49079, 333-53312 and 333-105816) and Form S-8 (Nos. 33-70878, 33-94350, 333-05737, 333-20029-02, 333-45650, 333-38596, 333-70933, 333-37733, 333-24577, 333-53334, 333-61842, 333-61844, 333-102285, and 333-111032) of Watson Pharmaceuticals, Inc. of our report dated March 11, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Watson Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Orange County, California
March 9, 2006